EXHIBIT 10.08

AMENDED AND RESTATED RANGE RESOURCES CORPORATION EXECUTIVE CHANGE IN CONTROL

SEVERANCE BENEFIT PLAN EFFECTIVE AS OF OCTOBER 8, 2023

TABLE OF CONTENTS

ARTICLE I DEFINITIONS............................................................................... 1

1.1
Definitions.............................................................................................. 1

ARTICLE II PURPOSE AND HISTORY OF THE PLAN............................ 6

2.1
Purpose and History................................................................................ 6

ARTICLE III SEVERANCE BENEFITS.......................................................... 6

3.1
Severance Benefits................................................................................... 6
3.2
Acceleration of Equity Awards................................................................ 7
3.3
Release..................................................................................................... 8
3.4
Voluntary Termination; Termination for Cause, Disability, or Death.... 8
3.5
Form and Time of Benefit........................................................................ 8
3.6
Section 280G – Eligible Employees Hired Prior to January 1, 2016....... 8
3.7
Section 280G - Eligible Employees Hired on or After January 1, 2016.. 10
3.8
Employment By Employer….................................................................. 11
3.9
Termination in Anticipation of Change in Control.................................. 12

ARTICLE IV CLAIMS PROCEDURE............................................................. 12

4.1
Claims...................................................................................................... 12
4.2
Arbitration................................................................................................ 13

ARTICLE V FUNDING OF THE PLAN........................................................... 15

5.1
Source of Benefits.................................................................................... 15

ARTICLE VI ADMINISTRATION OF THE PLAN....................................... 15

6.1
Plan Administration and Interpretation................................................... 15
6.2
Powers, Duties and Procedures, Etc........................................................ 15
6.3
Information.............................................................................................. 15
6.4
Indemnification of Plan Administrator.................................................... 15

ARTICLE VII AMENDMENT AND TERMINATION OF THE PLAN....... 16

7.1
Right to Amend........................................................................................ 16
7.2
Plan Term................................................................................................. 16
7.3
Effect of Termination............................................................................... 17

ARTICLE VIII MISCELLANEOUS PROVISIONS........................................ 17

8.1
Nondisparagement................................................................................... 17
8.2
No Guarantee of Employment................................................................. 18
8.3
Payments to Minors and Incompetents.................................................... 18
8.4
No Vested Right to Benefits.................................................................... 18
8.5
Non-alienation of Benefits....................................................................... 18
8.6
Jurisdiction............................................................................................... 18
8.7
Severability.............................................................................................. 18
8.8
Tax Withholding...................................................................................... 18
8.9
Overpayment............................................................................................ 19
8.10
Successors................................................................................................ 19
8.11
Compliance with 409A............................................................................ 19

i

AMENDED AND RESTATED RANGE RESOURCES CORPORATION EXECUTIVE CHANGE IN CONTROL

SEVERANCE BENEFIT PLAN ARTICLE I

DEFINITIONS

1.1
Definitions. Unless otherwise required by context, the capitalized terms used herein shall have the meaning set forth below.
(a)
“Base Salary” means the Employee’s annual gross rate of base pay, including vacation and holiday pay, sick leave compensation, and amounts reduced from the Employee’s base compensation and contributed on the Employee’s behalf as deferrals under any qualified or non-qualified employee benefit plans sponsored by the Employer (i) in effect immediately prior to an Involuntary Termination of Employment, or (ii) if greater, in effect immediately prior to a Change in Control. Base Salary shall not include bonus, incentive pay, overtime pay, auto or travel allowance, or any other benefits, items of compensation or special allowances (other than amounts specified in the preceding sentence) for which the Employee is eligible.
(b)
“Beneficiary” means the individual or other legal entity designated by the Eligible Employee in the manner and form approved by the Plan Administrator, or, if there is no such designation the Eligible Employee’s spouse, or, if a Beneficiary does not survive the Eligible Employee, the Eligible Employee’s estate.
(c)
“Board” means the Board of Directors of the Company.
(d)
“Bonus” means the average of the annual bonus awards paid or awarded to the Employee for the three fiscal years (or fewer, to the extent the Employee was not an Employee or was not eligible to participate in the Employer’s annual incentive award program in all three fiscal years; however, any bonus paid for less than a full fiscal year shall be annualized for purposes of this Plan) ending immediately prior to the fiscal year of the Company (i) in which an Involuntary Termination of Employment occurs or, if greater, (ii) in which a Change in Control occurs or, if annual bonuses for the most recently ended fiscal year have not been paid or awarded for such fiscal year as of the date of the Involuntary Termination of Employment or Change in Control, as applicable, the average bonus for the three fiscal years prior to the most recently ended fiscal year.
(e)
“Cause” means (i) an act or acts of dishonesty by an Eligible Employee constituting a felony under applicable law, and/or (ii) any act resulting or intending to result directly or indirectly in gain to or personal enrichment of the Eligible Employee at the Employer’s expense. Notwithstanding the foregoing, the Eligible Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Eligible Employee a copy of a resolution finding that in the good faith opinion of the Board the Eligible Employee was guilty of conduct constituting Cause as provided in clause (i) or (ii) above, which resolution shall have been duly adopted by the affirmative vote of not less than a majority of the Board at a meeting of the Board called and held (after reasonable notice and opportunity for the Eligible Employee, together with counsel, to be heard before the Board) for the purpose of considering whether Cause exists. If an Employee disagrees with a Board determination that Cause exists with respect to such Employee, the Employee may file a claim pursuant to Article IV within 30 days after Employee’s receipt of the resolution of the Board finding that Cause exists.

(f)
“Change in Control” means the occurrence of any of the following events:
(i)
Change in Board Composition. Persons who constitute the members of the Board as of the date hereof (the “Incumbent Directors”), cease for any reason to constitute at least a majority of members of the Board; provided that any Person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such Person’s appointment, election or nomination was approved by a vote of at least 50% of the Incumbent Directors; but provided, further, that any such Person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(ii)
Business Combination. Consummation of (x) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, whether in one or a series of related transactions, or (y) the acquisition of assets or stock of another entity by the Company (either, a “Business Combination”), excluding, however, any Business Combination pursuant to which:

(A)
Persons who were the beneficial owners, respectively, of the then outstanding shares of common stock, par value $0.01 per share, of the Company (the “Outstanding Stock”) and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Outstanding Company Voting Securities”) immediately prior to such Business Combination beneficially own, upon consummation of such Business Combination, directly or indirectly, more than 50% of the then outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) and more than 50% of the combined voting power of the then outstanding securities (or interests) entitled to vote generally in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) of the Surviving Corporation (as defined below) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination;

(B)
no Person (other than the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company) or group (within the meaning of Rule 13d-5 promulgated under the Exchange Act) (“Group”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Owner”) of 35% or more of either (x) the then outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) of the Surviving Corporation, or (y) the combined voting power of the then outstanding securities (or interests) entitled to vote generally in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) of the Surviving Corporation; and

(C)
individuals who were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination constitute at least a majority of the members of the board of directors (or of any similar governing body in the case of an entity other than a corporation) of the Surviving Corporation;

where, for purposes of this clause (ii), the term “Surviving Corporation” means the entity resulting from a Business Combination or, if such entity is a direct or indirect Subsidiary of another entity, the entity that is the ultimate parent of the entity resulting from such Business Combination.

(iii)
Stock Acquisition. Any Person (other than the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company) or Group becomes the Beneficial Owner of 35% or more of either (x) the Outstanding Stock or (y) the Outstanding Company Voting Securities; provided, however, that for purposes of this Section 1.1(f)(iii), no Change in Control shall be deemed to have occurred as a result of the following acquisitions: (A) any acquisition directly from the Company; or (B) any acquisition by a Person pursuant to a Business Combination which complies with clauses (A), (B) and (C) of Section 1.1(f)(ii); or
(iv)
Liquidation. Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (or, if no such approval is required, the consummation of such a liquidation or dissolution).

(g)
“Code” means the Internal Revenue Code of 1986, as amended.
(h)
“Company” means Range Resources Corporation and any successor thereto, including “Buyer” as defined in Section 3.7.
(i)
“Disability” means the Employee either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.
(j)
“Effective Date” with respect to the original adoption of the Plan, means December 31, 2008, and with respect to the effective date of this amendment and restatement, means October 8, 2023.
(k)
“Eligible Employee” means each Employee who is designated by, and in the sole discretion of, the Plan Administrator as a member of a select group of management or a highly compensated Employee and as eligible to receive the severance benefits available under the Plan and who executes and returns to the Plan Administrator a participation agreement setting forth the Eligible Employee’s benefit multiple and pursuant to which the Eligible Employee agrees to be subject to the terms of the Plan.
(l)
“Employee” means any individual who is employed by the Employer. For avoidance of doubt, Employee shall not include an independent contractor, a leased employee, a consultant or any other individual who is not characterized by the Company as an employee.
(m)
“Employer” means (i) the Company and each (direct and indirect) parent and Subsidiary of the Company (or successor to the Company), (ii) any successor to the Company by reorganization, merger or other consolidation or by acquisition of assets of the Company, in any case described in this clause (ii) upon and following a Change in Control (including a Buyer as defined in Section 3.8), and

(iii) all successors to such Persons described in the foregoing clause (ii).

(n)
“ERISA” means the Employee Retirement Income Security Act of 1974,

as amended.

(o)
“Good Reason” means any of the following, without the Employee’s written consent:
-
A material diminution in the Employee’s duties, authority or responsibilities;
-
A material reduction (defined to mean a reduction of at least 10%) in the amount of either the Employee’s Base Salary or Bonus; or
-
A change by the Employer of 30 or more miles in the location of the Employee’s principal place of employment from the location where the Employee was principally employed prior to the Change in Control.

If the Employee believes that an event constituting Good Reason has occurred, the Employee must notify the Plan Administrator and the Employer within 90 days of the event (the “Good Reason Notice”). The Employer shall have 30 days after receipt of the Good Reason Notice in which to remedy such event. If the Employer does not remedy such event within such 30-day period, the Employee may terminate the Employee’s employment for Good Reason at any time within the following 30-day period by giving written notice to the Employer, which termination will be an Involuntary Termination of Employment and if the Good Reason Event occurred during the Protection Period, such termination of employment shall be deemed to have occurred in the Protection Period. If the Employer determines that Good Reason does not exist, the Employer must provide written notice of such determination, which shall include the reasons for such determination, to the Employee within 30 days after receipt of the Good Reason Notice. The Employee may file a claim pursuant to Article IV within 30 days after the Employee’s receipt of the Employer’s written determination.

(p)
“Involuntary Termination of Employment” means, with respect to any Eligible Employee, (i) a termination of employment by such Eligible Employee for Good Reason or (ii) a termination of such Eligible Employee’s employment by the Employer other than for Cause or Disability.
(q)
“Person” means any individual, group, partnership, limited liability company, corporation, association, trust, or other entity or organization.

(r)
“Plan” means the Amended and Restated Range Resources Corporation Executive Change in Control Severance Benefit Plan, as amended from time to time.
(s)
“Plan Administrator” means the committee or individual appointed by the Board to administer the Plan, which may include the entire Board. The Compensation Committee of the Board shall serve as the Plan Administrator unless changed by resolution of the Board of Directors. Notwithstanding the foregoing, from and after a Change in Control, the Plan Administrator shall be comprised of the members of the Company’s Compensation Committee in effect immediately prior to the effective date of the Change in Control, or their designees.
(t)
“Protection Period” means the period beginning with the occurrence of a Change in Control and ending on the last day of the 24th full calendar month following the calendar month in which the Change in Control occurred.
(u)
“Subsidiary” means each corporation, joint venture, partnership, limited liability company or other Person in which the Company or a parent of the Company owns, directly or indirectly more than 50% of the total combined voting power of all equity interests or more than 50% of the profits interest or capital interest of such entity.

(v)
“Target Bonus” means the Employee’s Base Salary multiplied by the Employee’s annual short term incentive bonus percentage at the time of the Change in Control.

ARTICLE II

PURPOSE AND HISTORY OF THE PLAN

2.1
Purpose and History. The purpose of the Plan is to provide for the payment of severance benefits to Eligible Employees due to an Involuntary Termination of Employment within the Protection Period. The Plan was originally adopted effective as of March 28, 2005. This amendment and restatement is effective as of the Effective Date. This amendment and restatement incorporates amendments previously made to the Plan from the original Effective Date of the Plan to the Effective Date of this amendment and restatement, which previous amendments were evidenced by Supplement No. 1 and Supplement No. 2.

ARTICLE III SEVERANCE BENEFITS

3.1
Severance Benefits. Any Eligible Employee who incurs an Involuntary Termination of Employment during the Protection Period shall receive, subject to Section 3.3(b) and Section3.4, the following severance benefits, subject to the limitations contained in this Plan.
(a)
Severance Payment. A cash severance payment in an amount equal to: (i) the product of (A) the benefit multiple set forth in the participation agreement delivered to the participant by the Plan Administrator, multiplied by (B) the sum of the Eligible Employee’s (1) Base Salary and (2) Bonus or Target Bonus, whichever is greater, plus (ii) a prorated Bonus payment for the year of the Involuntary Termination calculated on the basis of the greater of the target level Bonus for such year, or the Bonus which would be payable based on the actual performance metrics for such year as of the date of the Involuntary Termination, less applicable withholding taxes.
(b)
Welfare Benefit Insurance Continuation. For a period equal to the product of one year multiplied by the benefit multiple set forth in the participation agreement delivered to the Eligible Employee by the Plan Administrator from the date of the Eligible Employee’s Involuntary Termination of Employment, but not after the end of the second calendar year following the year in which the Involuntary Termination of Employment occurred, the Eligible Employee (and, if applicable, the Eligible Employee’s spouse and dependents ) shall continue to be eligible to participate in any medical, dental, life and disability insurance, and any other Company-sponsored welfare plan arrangement in which such person(s) were participating immediately prior to (i) the date of the Involuntary Termination of Employment or (ii) if greater, the Change in Control, provided, that, the continued participation of such person(s) is possible under the terms and provisions of such plans and arrangements. If such continued participation is barred or such plans or arrangements are terminated or discontinued, then the Employer shall arrange to provide such person(s) with coverage substantially similar to that which such person(s) would otherwise have been entitled to receive under such plans and arrangements. Such continuing health and welfare coverage shall not impact any other health and welfare coverage for which an Eligible Employee may be eligible under any retiree health and welfare plans, policies or arrangements of the Employer. To be eligible for the continuing health and welfare coverage provided for in this Section 3.1(b), the Eligible Employee shall be required to pay to the Employer an amount equal to the premiums, or portion thereof, that the Eligible Employee was required to pay to maintain such coverages for such person(s) prior to the Involuntary Termination of Employment. Any coverage provided pursuant to this Section 3.1(b) shall run concurrently with statutorily required health coverage (COBRA) for which the Eligible Employee and his/her dependents may be eligible, and may be terminated if the same coverage is provided by (or available from or under) any other employer of the Eligible Employee or the Eligible Employee’s spouse, or Social Security, Medicare, Medicaid, but only if participation in such other arrangement results in no greater out-of-pocket cost to the Eligible Employee than the cost of coverage under the Employer’s arrangements pursuant to this Section 3.1(b). Notwithstanding anything herein to the contrary, the Employer shall take all actions necessary such that neither the coverage nor the benefits provided to the Eligible Employee pursuant to this Section 3.1(b) subject the Eligible Employee to tax thereon under Section 105 or 106 of the Code.

3.2
Acceleration of Equity Awards.
(a)
Notwithstanding anything to the contrary in any applicable equity award agreement or other plan or arrangement maintained or sponsored by the Employer and regardless of whether an Involuntary Termination of Employment occurs, upon the occurrence of a Change in Control, any outstanding equity-based compensation awards granted to the Eligible Employee by the Employer and outstanding as of the effective time of the Change in Control shall become immediately fully vested and/or exercisable and shall no longer be subject to a substantial risk of forfeiture or restrictions on transferability, other than those imposed by applicable legislative or regulatory requirements; provided, however, with respect to any such compensation that is subject to Section 409A of the Code, the payment of such award shall be accelerated only upon a “change of control event,” as defined in Section 409A and the Treasury regulations thereunder.
(b)
Any equity-based award that vests pursuant to Section 3.2(a) and that provides for exercise by the Eligible Employee will be exercisable following an Involuntary Termination of Employment or any termination with the Employer due to death or Disability on or after a Change in Control for the lesser of (i) the remaining term of the award or (ii) one year following the latest to occur of (A) such termination of employment, (B) in the event of a termination of employment in anticipation of a Change in Control pursuant to Section 3.8, the actual occurrence of or consummation of such Change in Control, or (C) in the event of a Change in Control pursuant to clause (iii) of Section 1.1(f) as a result of stockholder approval of a Business Combination, the consummation of such Business Combination, after which time the award will terminate and no longer be exercisable. Following a termination of employment that is not an Involuntary Termination of Employment or a termination due to death or Disability, other than a termination by the Employer for Cause, any outstanding equity-based award that vests pursuant to Section 3.2(a) and that provides for exercise by the Eligible Employer will be exercisable for the lesser of (1) the remaining term of the award or (2) 30 days following such termination of employment after which time the award will terminate and no longer be exercisable. Upon a termination of employment by the Employer for Cause, any such awards will terminate and no longer be exercisable at the time of a determination that Cause exists; provided, however, that if, following the review of a Cause determination submitted to the Plan Administrator pursuant to Article IV (including the arbitration provisions thereof) it is determined that Cause did not exist, such award will be exercisable for the lesser of (a) the remaining term of the award or (b) one year following the determination that Cause did not exist. Notwithstanding the foregoing, nothing shall override the equity plan’s committee or the Board’s ability to cancel or substitute awards in connection with a Change in Control as provided in such equity plan, nor shall any extension of the exercise period be more than 10 years from the original grant date of the award.

3.3
Release. Each Eligible Employee shall as a precondition to the delivery of any payments or benefits otherwise due hereunder execute and deliver to the Employer, and not revoke, a general release of all employment related claims of every kind in the form attached hereto as Attachment

A. Unless such release becomes irrevocable within 60 days of the date of the Eligible Employee’s date of Involuntary Termination of Employment, the Eligible Employee shall not be entitled to any payments or benefits otherwise due hereunder.

3.4
Voluntary Termination; Termination for Cause, Disability, or Death. Notwithstanding any other provision in the Plan to the contrary, any Eligible Employee (i) who voluntarily terminates or resigns from employment with the Employer, other than for Good Reason, (ii) whose employment is terminated by the Employer for Cause, or (iii) whose employment terminates on account of Disability or death shall receive no severance benefits under the Plan, except as provided in Section 3.2(b).
3.5
Form and Time of Benefit. The severance payment that becomes payable under Section 3.1(a), if any, shall be paid in a lump sum in cash as soon as administratively practicable following the date the Eligible Employee’s release becomes irrevocable as provided in Section 3.3 and in all events not later than the March 15 of the year following the year in which the Eligible Employee’s Involuntary Termination of Employment occurs; provided, however, with respect to an Eligible Employee who is, on the date of his Involuntary Termination of Employment, a “specified employee,” as defined in the Treasury Regulations under Section 409A of the Code, such payment shall be paid on the first day that is six months from the Eligible Employee’s Involuntary Termination of Employment (or, if earlier, such Eligible Employee’s death) if such payment does not qualify as an exempt “short-term deferral” or “separation payment” under Section 409A of the Code and, if not so delayed, would be subject to the additional tax under Section 409A of the Code.
3.6
Code Section 280G – For Eligible Employees Hired or Promoted Prior to November

2014. The provisions of this Section 3.6 shall apply only to Eligible Employees who were hired or promoted to eligible position prior to November 1, 2014. In the event that any payments to an Eligible Employee pursuant to this Plan or otherwise shall result in the Eligible Employee becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Code (“Excise Tax”), the Eligible Employee shall be entitled to an additional payment equal to the amount of any such Excise Taxes payable by the Eligible Employee pursuant to Section 4999 plus all taxes applicable to the additional payment of such Excise Taxes, including any additional taxes due under Section 4999 of the Code with respect to payments made pursuant to this provision. Calculations for these purposes shall assume the highest marginal rate applicable at the time of calculation. The intent of this Section is to provide that the Employer shall pay the Eligible Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Eligible Employee after deduction i. of any Excise Tax imposed on the payments and ii. of any Excise Tax and all other taxes imposed on the Gross-Up Payment shall equal the payments. Such Gross-Up Payment shall be made not later than the time such taxes are remitted to the applicable taxing authority, and in no event later than the Eligible Employee’s tax year following the year of remittance.

If the Eligible Employee determines that the Eligible Employee is liable for an Excise Tax with respect to a payment or other benefit, the Eligible Employee must promptly so notify the Employer in writing. Upon receipt of such notice from the Eligible Employee, the Employer must, within 20 days thereafter, either 1. notify the Eligible Employee, in writing, that the Employer agrees with the Eligible Employee’s determination of Excise Tax liability, in which case the Employer shall become obligated to immediately pay to the Eligible Employee the Gross-Up Payment, or 2. submit to the Eligible Employee an opinion, prepared by counsel of the Employer’s choice which counsel is reasonably satisfactory to the Eligible Employee, that the Eligible Employee is not liable for the Excise Tax (the “Tax Opinion”).

If the Tax Opinion is provided to the Eligible Employee and the Eligible Employee chooses not to contest the assessment, at any later time, by the Internal Revenue Service (“IRS”) of the Excise Tax, the Employer shall be relieved of its obligation to make the Gross-Up Payment specified hereunder. If the Eligible Employee chooses to contest the assessment, at any later time, by the IRS of the Excise Tax after receipt of the Tax Opinion, the Eligible Employee may do so with counsel of the Eligible Employee’s choice that is reasonably satisfactory to the Employer and the reasonable legal fees and expenses of such contest shall be paid by the Employer, on a monthly basis, subject to the Employer’s receipt of proper documentation therefore. If the Excise Tax is contested, with counsel reasonably satisfactory to the Employer, then the Employer shall pay to the Eligible Employee the Gross-Up Payment upon the earlier of ten (10) days after a. the entry of a final judgment, decree, or other order by a court of competent jurisdiction that the Eligible Employee is liable for the Excise Tax, or b. a mutual determination of the Eligible Employee and the Employer not to proceed further with the contest; provided, however, such payment will not be paid prior to the date that is six (6) months after the Employee’s Involuntary Termination of Employment if such payment will violate section 409A of the Code. The Employer also shall reimburse the Eligible Employee at that time for any penalties and interest attributable to any delay in payment of the Excise Tax that results from a decision by the Eligible Employee not to pay the Excise Tax liability based upon the Tax Opinion or a decision by the Employer not to pay the Excise Tax due to the Tax Opinion.

If the IRS notifies the Eligible Employee in writing that the Excise Tax will or may be assessed against the Eligible Employee, if the Employer provides the Eligible Employee with the Tax Opinion specified herein, and if the Eligible Employee chooses to contest the assertion of the Excise Tax, then the Employer shall, provided counsel for the Employer determines such action does not violate applicable law, obtain and deliver to the Eligible Employee an irrevocable standby letter of credit (the “Letter of Credit”) (provided such Letter of Credit does not jeopardize the “unfunded” status of the Plan or violate the limitations of section 409A of the Code) issued by a bank acceptable to the Eligible Employee and the Employer in an amount equal to the amount of the Employer’s potential payment obligation herein including penalties and interest, computed as if the Excise Tax were paid to the IRS on the date the Letter of Credit was obtained. Immediately upon the earlier of i. a determination letter (within the meaning of section 1313 of the Code) that the Eligible Employee is not liable for the Excise Tax, or ii. the Employer’s payment to the Eligible Employee of the full amount of its obligation herein, the Eligible Employee shall mark the Letter of Credit “canceled” and return it to the Employer. In lieu of such a Letter of Credit, the Employer may choose to secure its obligations hereunder by establishing an appropriate escrow account with terms reasonably satisfactory to the Eligible Employee, provided counsel for the Employer determines such action does not violate applicable law, and by depositing therein the same amount as would be required for the Letter of Credit. The obligations contained in this Section shall survive the termination or expiration of the Eligible Employee’s employment with the Employer and shall be fully enforceable thereafter.

3.7
Code Section 280G – For Eligible Employees Hired or Promoted On or After November 1, 2014. The provisions of this Section 3.7 shall apply to all Eligible Employees who are not covered by the provisions of Section 3.6 above. Notwithstanding anything to the contrary in the Company’s Executive Change in Control Plan, if a Covered Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in the Executive CIC Plan, together with any other payments and benefits which the Covered Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code) and such individual is not entitled to the benefit under the Executive CIC Plan which provides for payment of any excise tax imposed on such parachute payment by the Company due such benefit having been frozen, then the payments and benefits provided for in the Executive CIC Plan shall be either reduced (but not below zero) so that the present value of such total amounts and benefits received by the Covered Executive from the Company and its affiliates will be either (1) one dollar ($1.00) less than three (3) times the Covered Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Covered Executive shall be subject to the excise tax imposed by section 4999 of the Code, or (2) paid in full; whichever produces the better net after-tax position to the Covered Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes, including any federal, state, municipal, and local income or employment taxes, and taking into account the phase out of itemized deductions and personal exemptions).

The reduction of payments and benefits under subsection (1) in the previous paragraph, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order, in all instances in accordance with Section 409A.

The determination as to whether any such reduction in the amount of the payments and benefits is necessary to reduce or eliminate the excise tax imposed under section 4999 of the Code shall be made by the Company in good faith; provided, however, that no portion of the Covered Executive’s payments or benefits the receipt or enjoyment of which the Covered Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code will be taken into account; no portion of the Covered Executive’s payments or benefits will be taken into account which does not constitute a parachute payment (including by reason of section 280G(b)(4)(A) of the Code); in calculating the applicable excise tax under section 4999 of the Code, no portion of the Covered Executive’s payments or benefits will be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the base amount that is allocable to such reasonable compensation; and the value of any non-cash benefit or any deferred payment or benefit will be determined in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

If a reduced payment or benefit is made and through error or otherwise that payment or benefit, when aggregated with all other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three (3) times Covered Executive’s base amount, then the Covered Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. The fact that a Covered Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section will not limit or otherwise affect any other rights of the Covered Executive under the Executive CIC Plan or otherwise. All determinations required by this Supplement will be made at the expense of the Employer or the Company. Nothing in this Supplement shall require the Employer or the Company to be responsible for, or have any liability or obligation with respect to, the Covered Executive’s excise tax liabilities under section 4999 of the Code.

3.8
Employment by Buyer. Notwithstanding the foregoing provisions of this Article III, if there shall be a Change in Control in which the Company is not a surviving corporation, and the Eligible Employee is offered or continues employment, as the case may be, (on terms that would not give rise to Good Reason if such employment was with the Employer) with the purchaser or Person into which the Company is merged or consolidated, as applicable, or any of its affiliates (“Buyer”) upon consummation of such transaction, then the Eligible Employee shall not be entitled to the severance compensation as provided in Section 3.1 solely as a result of such transaction. In any such event, however, the Eligible Employee shall be entitled to such severance compensation as provided in Section 3.1 if an Involuntary Termination of Employment occurs within the Protection Period.

3.9
Termination in Anticipation of Change in Control. If an Eligible Employee’s employment is terminated pursuant to an Involuntary Termination of Employment within the six- month period prior to a Change in Control and such Eligible Employee reasonably demonstrates that such termination, or act or event giving rise to Good Reason, iii. was at the request of a Person who had indicated an intention or taken steps reasonably calculated to effect such Change in Control and who thereafter effectuates a Change in Control or iv. otherwise occurred in connection with, or in anticipation of, a Change in Control event, and the Change in Control actually occurs, then for all purposes hereof, the Eligible Employee’s Involuntary Termination of Employment shall be deemed to have occurred on the date of a Change in Control. Any claim by an Eligible Employee that an Involuntary Termination of Employment occurred in connection with or in anticipation of a Change in Control shall be submitted to the Plan Administrator pursuant to Article IV within 90 days following the Change in Control. Within 30 days following such claim the Plan Administrator shall determine whether or not an Involuntary Termination of Employment occurred in connection with or in anticipation of the Change in Control.

ARTICLE IV CLAIMS PROCEDURE

4.1
Claims. This Section 4.1 sets forth the procedures governing claims for benefits under the Plan. Claims for benefits by an Eligible Employee or a Beneficiary (a “Claimant”) must be in writing and mailed or delivered to the Plan Administrator.
(a)
Notice of Benefit Determination. Within a reasonable period of time, but not more than 10 days after receipt of a claim, a decision will be made thereon, unless special circumstances require an extension of time for processing the claim. If such extension is required, written notice shall be furnished to the Claimant within 10 days of the date the claim was filed stating the specific circumstances requiring an extension of time and the date by which a decision on the claim can be expected, which shall be no more than 40 days from the date the claim was filed. If no notice of denial is provided as described herein, the Claimant may appeal as though the claim had been denied.

If the Plan Administrator denies a claim for benefits under the Plan in whole or in part, he or she will give written notice thereof to the Claimant, setting forth in a manner calculated to be understood by the Claimant (i) the specific reason or reasons for the denial, (ii) specific reference to the pertinent Plan provisions on which the denial is based, (iii) a description of any additional materials or information necessary for the Claimant to perfect the claim, (iv) an explanation of why such material or information is necessary, (v) how and when to appeal the decision, and (vi) the right of the Claimant to submit a claim to binding arbitration, pursuant to Section 4.2, after completing the appeal process described below.

Such notice also will explain that, upon written request mailed or delivered to the Plan Administrator within 60 days after such denial, Claimant may have a full and fair review by the Plan Administrator of the decision denying the claim.

(b)
Full and Fair Review of Adverse Benefit Determination. Such review will be conducted by the Plan Administrator in a hearing at his or her office at such time as he or she designates. The Plan Administrator will give written notice of such place and time to the Claimant a reasonable time before the hearing. At the hearing, the Claimant may present evidence, examine the evidence against the Claimant, review pertinent documents, submit issues, comments, documents, records or other information to support the Claimant’s rights to benefits (without regard to whether such information was submitted or considered in the initial claim), and make arguments, all in person, in writing, by counsel or any combination thereof. The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim. The Plan Administrator may apply such reasonable rules of evidence as he or she deems appropriate.
(c)
Notice of Benefit Determination on Review. Within a reasonable time after the hearing, not later than 10 days after the Plan Administrator receives the request for review (unless, due to unusual circumstances this period is extended by up to 30 additional days if the Claimant is given notice of the extension before the initial 10 days has expired), the Plan Administrator will make a decision and give the Claimant written notice thereof, setting forth (i) the specific reasons for the decision, written in a manner calculated to be understood by the Claimant,

(ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and (iv) a statement about the Claimant’s right to submit a claim to arbitration pursuant to Section 4.2 below. The Plan Administrator has discretion to make the decision; therefore the decision of the Plan Administrator shall be final and binding.

4.2
Arbitration. In the event any claim, demand, cause of action, dispute, controversy or other matter in question (“Claim”) arises out of this Plan (or its termination), whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Employer may have against an Employee or that an Employee may have against the Employer, or any of the Employer’s affiliates, or any of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, and is not resolved by the mutual written agreement between the Employee and the Employer, or otherwise, within 10 days after notice of determination on review is provided pursuant to Section 4.1, then, upon the written request of the Employee or the Employer, such dispute or controversy shall be submitted to binding arbitration following the exhaustion of the claims procedures described in Section 4.1 above. Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA or the FAA does not apply, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or other rules of the AAA as applicable to the claims asserted. If a party refuses to honor its obligations under this Section, the other party may compel arbitration in either federal or state court. The arbitrators shall apply the substantive law of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law) or federal law, or both as applicable to the claims asserted. The arbitrators shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability of this Section, including any claim that all or part of the Plan is void or voidable and any claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrators’ award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Tarrant County, Texas, and that any arbitration commenced in any other venue will be transferred to Tarrant County, Texas, upon the written request of a party to the arbitration. The prevailing party will be entitled to reimbursement for reasonable attorneys fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict. All arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by the Employee, one arbitrator will be selected by the Employer, and the two arbitrators so selected will select a third arbitrator; provided that (d) the Employee or the Employer shall use reasonably diligent efforts to select their respective arbitrator within 60 days after a matter is submitted to arbitration and (e) the parties (including arbitrators) shall not be limited to selecting arbitrators from only the AAA’s lists of arbitrators. Any arbitrator selected by a party will not be affiliated, associated or related to the party selecting that arbitrator in any matter whatsoever. The arbitrators may use the AAA rules, but are encouraged to adopt rules the arbitrators deem appropriate to accomplish the arbitration quickly and inexpensively. Accordingly, the arbitrators may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) act upon their understanding or interpretation of the law on any issue without the obligation to research the issue or accept or act upon briefs on the issue prepared by any party, (iii) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing (provided that each party shall have the right to call at least three witnesses), and

(iv) impose any other rules which the arbitrators believe appropriate to effect a resolution of the claims quickly and inexpensively. The types and amount of discovery shall be conducted in accordance with the Federal Rules of Civil Procedure. The arbitration hearing shall be conducted within 60 days after the selection of the arbitrators. All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the majority of the arbitrators will be binding on all parties. Arbitrations will be conducted in a manner so that the final decision of the arbitrators will be made and provided to the Employee and the Employer no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this Section, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. THE EMPLOYEE ACKNOWLEDGES THAT BY PARTICIPATING IN THE PLAN, THE EMPLOYEE IS WAIVING ANY RIGHT THAT THE ELIGIBLE EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL IN CONNECTION WITH, OR RELATING TO, A CLAIM BROUGHT UNDER SECTION 4.1 HEREOF.

ARTICLE V FUNDING OF THE PLAN

5.1
Source of Benefits. Benefits under the Plan shall be unfunded and shall be provided from the general assets of the Employer.

ARTICLE VI ADMINISTRATION OF THE PLAN

6.1
Plan Administration and Interpretation. The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the Plan of any Employee, Beneficiary, deceased Employee, or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Employees and any person claiming under or through any Employee, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as Plan Administrator who is an Eligible Employee will not vote or act on any matter pertaining solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by an Employee, a Beneficiary, or the Employer. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

6.2
Powers, Duties and Procedures, Etc. The Plan Administrator shall have such powers and duties, may adopt such rules, may act in accordance with such procedures, may appoint such officers or agents, and may delegate such powers and duties, as it shall determine in its sole discretion.

6.3
Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the Base Salary, and/or Bonus of Eligible Employees, their employment, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.

6.4
Indemnification of Plan Administrator. The Employer agrees to indemnify and to defend to the fullest extent permitted by law any director(s), officer(s), or employee(s) who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator), or to whom any administrative duties with respect to the Plan have been delegated, against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission was performed in good faith.

ARTICLE VII

AMENDMENT AND TERMINATION OF THE PLAN

7.1
Right to Amend. Notwithstanding any provision of any other communication, either oral or written, made by the Employer, by the Plan Administrator, or by any other individual or entity to employees, to any service provider, or to any other individual or entity, the Plan Administrator reserves the absolute and unconditional right to amend the Plan from time to time on behalf of the Employer, including the right to reduce or eliminate benefits provided pursuant to the provisions of the Plan as such provisions currently exist or may hereafter exist, and the right to amend prospectively or retroactively; provided, however, no amendment made effective during the Protection Period may decrease or diminish in any manner any rights or benefits of any person who was an Eligible Employee under this Plan on the Change in Control without such Eligible Employee’s prior written consent. All amendments to the Plan shall be in writing and executed by a duly authorized representative of the Plan Administrator, and any oral statements or representations made by the Employer, by the Plan Administrator, or any other individual or entity that alter, modify, amend, or are inconsistent with the written terms of the Plan shall be invalid and unenforceable and may not be relied upon by any Employee, Beneficiary, service provider, or other individual or entity.

7.2
Plan Term. This Plan was effective as of its adoption by the Board and has been continued through the Effective Date of this Amendment and Restatement, subject to following:

(a)
As of December 31, 2008, and on each December 31 thereafter, the term of the Plan automatically shall be extended for one additional year unless, not later than the preceding November 30, the Employer shall by resolution of the Board provide that the Plan’s term shall not be extended; provided, however, if prior to any such resolution the Company shall have entered into an agreement (as described below) with a Person that would, if consummated, constitute a Change in Control, then the term of this Plan automatically shall be extended until the date such agreement is abandoned or, if the agreement is consummated, the end of the Protection Period with respect to such Change in Control, whichever is applicable. For purposes of this Section 7.2(a), the term “agreement” shall mean the Company’s receipt, or distribution to a third party, of a written, credible offer, which, if consummated, would result in a Change in Control, and such “agreement” shall continue to apply for purposes of this Section 7.2(a) until the earlier of the date that the Change in Control is consummated, or the date that the Company makes an affirmative determination to no longer pursue the agreement.
(b)
If a Change in Control shall have occurred during the term of the Plan (as it may be extended from time to time), the term of the Plan shall continue until the expiration of the Protection Period.
(c)
Expiration of the term of the Plan shall not affect the ability of Eligible Employees or the Employer to enforce their rights under the terms of this Plan with respect to benefits to which they become entitled prior to the expiration of the term of this Plan.

7.3
Effect of Termination. If the Plan is terminated, each Eligible Employee shall have no further rights hereunder, and the Employer shall have no further obligations hereunder, except as otherwise specifically provided under the terms of the Plan; provided, however, that no termination shall diminish any vested accrued benefits arising from incurred but unpaid claims of Eligible Employee or Beneficiaries existing prior to the effective date of such termination. For avoidance of doubt, the effectiveness of a termination of the Plan shall be subject to the Plan term provisions of Section 7.2.

ARTICLE VIII MISCELLANEOUS PROVISIONS

8.1
Nondisparagement. In return for consideration due to an Eligible Employee under the Plan, each Employee agrees that he shall be prohibited from making any untrue or defamatory statement, either with knowledge of such statement’s falsity or reckless disregard for such statement’s truth or falsity, oral or written, about the Employer, the Board, the Employer’s executives, its employees and its products or services during his period of employment and thereafter. In particular, each Employee agrees not to make any untrue public or private statement, either with knowledge of such statement’s falsity or reckless disregard for the statement’s truth or falsity, including, but not limited to, social media postings, press releases, statements to journalists, employees and prospective employers, interviews, editorials, commentaries, speeches or conversations, that disparage or may disparage the Employer, the Board, the Employer’s executives, its employees and its products or services. Similarly, the Employer is prohibited from making any untrue or defamatory statements regarding the Employee during his period of employment and thereafter; provided that the non-disparagement obligation of the Company shall be limited to the Employer’s [executive leadership team]. Nothing in this Agreement prohibits (a) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, (b) statements in response to an inquiry from a court or regulatory body,

(c) statements or comments in rebuttal of media stories or alleged media stories, or (d) engaging in rights protected by Section 7 of the National Labor Relations Act, including but not limited to discussing wages with current or former Company employees, providing assistance to current or former Company employees regarding workplace issues, or from communicating with the National Labor Relations Board or other applicable legal forums. The violation of this Section shall entitle the Employer or Employee, as applicable, to complete relief from such violation including, but not limited to, injunctive relief, damages as determined by an arbitrator, a termination of payments pursuant to the Plan and a return of all payments paid pursuant to the Plan.

8.2
No Guarantee of Employment. Nothing herein shall alter the presumption of employment at will. Nothing herein shall be construed to be a contract between the Employer and an Employee, or to be consideration for or an inducement of the employment of any individual by the Employer. Nothing herein shall grant any Employee the right to be retained in the service of the Employer or limit in any way the right of the Employer to discharge or terminate the service of any Employee at any time, without regard to the effect such discharge or termination may have on any rights under the Plan.

8.3
Payments to Minors and Incompetents. If an Eligible Employee or beneficiary entitled to receive any benefits under the Plan is a minor, is determined by the Plan Administrator to be incompetent, or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for benefits provided under the Plan, the Plan Administrator may pay such benefits to the duly appointed guardian or conservator of such person or to any third party who is authorized (as determined by the Plan Administrator) to receive any benefit under the Plan for the Eligible Employee or Beneficiary. Such payment shall fully discharge all liabilities and obligations of the Plan Administrator under the Plan with respect to such benefits.

8.4
No Vested Right to Benefits. No Eligible Employee, nor anyone claiming a benefit through such Eligible Employee, shall have any right to or interest in any benefits hereunder, except as specifically provided herein.

8.5
Non-alienation of Benefits. Except as the Plan Administrator may otherwise permit by rule or regulation, no interest in or benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt by an Employee to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void and of no effect; nor shall any interest in or benefit payable under the Plan be in any way subject to any legal or equitable process, including garnishment, attachment, levy, seizure, or lien. This provision shall be construed to provide each Employee, or other person claiming any interest or benefit in the Plan through an Employee, with the maximum protection afforded such Employee’s interest in the Plan (and benefits thereunder) by law against alienation or encumbrance and against any legal and equitable process, including garnishment, attachment, levy, seizure, or lien.

8.6
Jurisdiction. Except to the extent ERISA or any other federal law applies to the Plan and preempts state law, the Plan shall be construed, enforced, and administered according to the laws of the State of Texas without regard to its choice of law principles.

8.7
Severability. If any provision of the Plan is held illegal, invalid, or unenforceable for any reason, that holding shall not affect the remaining provisions of the Plan. Instead, the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

8.8
Tax Withholding. The Employer may withhold from any amounts payable under this Plan such taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Employer may also withhold from such amounts any loans or other amounts due to the Employer by the Employee.

8.9
Overpayment. If, due to mistake or for any other reason, a Person receives benefits under the Plan in excess of what the Plan provides, that Person shall repay the overpayment to the Employer in a lump sum within thirty (30) days of notice of the amount of overpayment. If that Person fails to repay the overpayment, then without limiting any other remedies available to the Employer, the Employer may deduct the amount, to the extent allowable by law, of the overpayment from any other amounts payable to the Person. No benefit shall be payable under both the Plan and any other change in control plan or arrangement in effect prior to the adoption of the Plan. It is intended that the Plan will supersede any change in control plans or arrangements in effect prior to the adoption of the Plan.

8.10
Successors.

(a)
This Plan shall be binding upon, and inure to the benefit of, the Employer, Employees, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.
(b)
The Employer will require any successor (whether direct or indirect, by purchase of securities, merger, consolidation, sale of assets, or otherwise), to all or substantially all of the business or assets of the Employer, to expressly assume the Plan and to agree to perform under this Plan in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall entitle Eligible Employees to compensation from the Employer in the same amount and on the same terms as they would be entitled to hereunder if they incurred an Involuntarily Termination of Employment immediately following a Change in Control.
8.11
Compliance with 409A. This Plan is intended to comply in form with Section 409A of the Code. Any provision of Section 409A that is required to be in the Plan is hereby incorporated by reference and if any provision herein is in conflict with Section 409A, the terms of Section 409A shall govern.

Executed on the 13th day of November, 2023, to be effective as of the Effective Date.

RANGE RESOURCES CORPORATION

By: /s/ STEVEN D. GRAY
Title: Chairman – Compensation Committee
Range Board of Directors